Exhibit 99.1

***	indicates material that has been omitted pursuant to a Request for Confidential Treatment filed with the Securities and Exchange Commission. A complete copy of this agreement, including the redacted portions so indicated, has been filed separately with the Securities and Exchange Commission.
ENGINEERING, PROCUREMENT SERVICES AND CONSTRUCTION
AGREEMENT
BY AND BETWEEN
KiOR Columbus, LLC (“Owner”)
AND
Kellogg Brown & Root LLC (“Contractor”)

EXHIBITS:
Exhibit “A” — Scope of Work
Exhibit ‘B” — Compensation
Exhibit “C” — Health, Safety and Environment
Exhibit “D” — Contract Schedule
Exhibit “E” — ***

i

Terms and Conditions
This Engineering, Procurement Services, and Construction Agreement (“Agreement”) is made effective as of the 5th of January, 2011 (“Effective Date”), by and between:
Kellogg Brown & Root LLC, a Delaware corporation, having its principal office at 601 Jefferson, Houston, TX 77002 (“Contractor”), of the one part.
and
KiOR Columbus, LLC, a Delaware limited liability company, and having its principal office at 13001 Bay Park Rd., Pasadena, Texas, U.S.A. 77507 (“Owner”), of the other part, each of whom may be referred to as a “Party” and who collectively may be referred to as the “Parties”.
WHEREAS, Owner desires to enter into an agreement with Contractor to provide for the engineering, procurement services, and construction of a biomass processing unit to be located at a Site in Columbus, MS (“Project”); and
WHEREAS, Contractor represents it has the necessary personnel, experience, competence and legal right to perform and is ready, willing and able to perform all necessary engineering, procurement services and construction described in Exhibit A Scope of Work and desires to undertake such performance and assistance under the terms and conditions hereinafter set forth.
NOW THEREFORE IN CONSIDERATION OF THE MUTUAL PROMISES AND OBLIGATIONS SET OUT IN THIS AGREEMENT, THE PARTIES AGREE AS FOLLOWS:
1.	DEFINITIONS
As used in this Agreement, the following terms when written with an initial capital letter, shall have the meanings hereinafter set forth unless the context would otherwise clearly indicate:
1.1	“Affiliates” of a Party shall mean any other entity controlling, controlled by or under common control with such Party, “control” for this purpose meaning at least 50% equity ownership, or the legal power to control the management policies of the controlled Party.

1.2	“Certificate of Final Acceptance” shall mean the certificate issued by Owner to the Contractor as described in Article 13.2 signifying that all provisions of Article 13.1 have been satisfied and all Work has been performed, notwithstanding Contractor’s obligations which survive Mechanical Completion of the entire Project.

1.3	“Certificate of Mechanical Completion” shall mean that certificate issued by Contractor and approved by Owner signifying that all Work under this Agreement has been satisfactorily performed, as more fully described in Article 12.1, and the Project is ready for Commissioning and Start-Up by Owner.

1.4	“Change” shall mean (i) an application by Contractor for a change in Contract Schedule or Contract Price based upon some changed condition or (ii) an authorization in writing by Owner to implement a Change in the Work or Project in accordance with the provisions of Article 5. A “Change” is the work to be performed by Contractor as defined in the Change Order, when approved by Owner.

1.5	“Commencement Date” shall mean the date specified in writing by Owner to Contractor as the date upon which Contractor is authorized to proceed with Work.

1.6	“Commissioning and Start Up” shall mean the performance of activities by Owner following Date of Mechanical Completion required to achieve start-up of the Facility.

1.7	“Compensation” shall have the meaning set forth in Article 6.1.

1.8	“Contract Price” shall mean the estimate of all sums payable by Owner to Contractor as provided in Article 6.6.

1.9	“Contract Schedule” shall mean the schedule of all Work to be performed by Contractor, as mutually agreed and presented in Exhibit D.

1.10	“Date of Final Acceptance” shall mean the date certified in the Certificate of Final Acceptance.

1.11	“Date of Mechanical Completion” shall mean the date certified in the Certificate of Mechanical Completion as described in Article 12.1, below.

1.12	“Drawings and Specifications” shall mean all documents prepared by Contractor as required by the Scope of Work.

1.13	“Final Acceptance” shall have the meaning set forth in Article 13.2.

1.14	“Hazardous Materials” means any substance that under Applicable Law is considered to be hazardous or toxic or is or may be required to be remediated, including (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls and processes and certain cooling systems that use chlorofluorocarbons, (ii) any chemicals, materials or substances which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or any words of similar import pursuant to Applicable Law, (iii) any other chemical, material, substance or waste, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental Instrumentality

1.15	“Owner’s Other Contractors” shall mean those individuals (other than employees of Contractor or its subsidiaries or Affiliates), firms or corporations having a direct contract with Owner for the supply of services only or the supply of services and equipment and materials to perform any of the Work. “Contract” shall mean the contract between Owner and Owner’s Other Contractors or Owner’s Suppliers.

1.16	“Owner Supplied Materials” shall have the meaning set forth in Article 2.3.2(a).

1.17	“Owner’s Suppliers” shall mean those individuals (other than employees of Contractor or its subsidiaries or Affiliates), firms or corporations having a direct contract with Owner for the supply of equipment and materials to incorporation into the Work. “Contract” shall mean the contract between Owner and Owner’s Suppliers or Owner’s Other Contractors.

1.18	“Representative” shall mean the individual designated by a Party to act for it in connection with this Agreement.

1.19	“Scope of Work” shall mean the Contractor’s scope of work attached hereto as Exhibit A which defines the technical requirements and responsibilities for the Project

1.20	“Site” shall mean the site where the Facility will be located.

1.21	“Standard of Care” shall mean that degree of skill, care, attention, business administration, judgment, trade and professional experience with all relevant measurements, laws, regulations, customs and practices relating to all phases of the Work on a facility similar to the Project, normally exercised by professional United States industrial engineering and construction firms when constructing projects of similar nature and complexity to the Project under similar conditions.

1.22	“Subcontractor” shall mean those individuals (other than employees of Contractor or its subsidiaries or Affiliates), firms or corporations having a direct contract with Contractor for the supply of services only or the supply of services and equipment and materials to perform any of the Work. “Subcontract” shall mean the contract between Contractor and its Subcontractor.

1.23	“Vendor” shall mean those individuals, firms, or corporations having a purchase order from Owner for supply of any equipment and/or materials for the Work and/or Project.

1.24	“Warranty Period” shall have the meaning set forth in Article 14.2.

1.25	“Work” shall mean the engineering, procurement services, and construction of Facility by Contractor including providing, as necessary, project management, engineering, procurement services, construction, labor, construction tools, construction equipment, construction supplies, temporary structures and facilities and transportation, including, hauling, unloading and handling to, at and from the Site to the extent provided in this Agreement and Exhibit A Scope of Work.

2.	THIS AGREEMENT

2.1	This Agreement consists of these signed Terms and Conditions, the Exhibits listed below and all drawings, standards, specifications and other documents referred to in the Exhibits or in any of the documents referenced in them, and shall take precedence in the order set forth below in the event of any conflict or inconsistency:
This Agreement (Terms and Conditions) Any amendments or a Change to this Agreement
Exhibit A    Scope of Work
Exhibit B    Compensation
Exhibit C    Health, Safety and Environment
Exhibit D    Contract Schedule
Exhibit E    * * *
2.2	Contractor shall provide ail Work, on a reimbursable basis, in strict accordance with the Agreement. The Work shall also include the transportation and installation of Owner Supplied Materials.

2.3	Scope of Work

Contractor shall be solely responsible for the engineering, procurement services and construction means, methods, techniques, sequences, procedures, safety and security programs in connection with the performance of the Work as provided in Exhibit A Scope of Work attached hereto and incorporated herein.
2.3.1	Engineering
Contractor shall provide all engineering and design services necessary for completion of the Facility in conformity with the Agreement, including (a) preparation of (i) conceptual design and (ii) the engineering and detailed design necessary to describe the Project, (b) provision of specifications and criteria for the detailed design of equipment, materials and systems by suppliers for incorporation into the Facility, and (c) preparation of drawings, plans, bills of material, schedules and estimates.
2.3.2	Procurement Services
Notwithstanding any other Article herein, Contractor may procure equipment, materials, and services for Owner “as agent for” Owner. When Contractor provides such services “as agent for” Owner, the following provisions of this Article 2.3.2 shall govern:
(a)	All purchases of materials (other than small construction tools and construction consumables) and equipment (including construction materials other than of a minor nature) (such materials and equipment being known as “Owner Supplied Materials”) and services including the applicable purchase order and/or contract terms therefor shall be subject to Owner approval. Owner will be responsible for providing to Contractor full information as to Owner’s requirements for the procurement services to be performed hereunder. In performing such procurement services, Contractor will exercise its best efforts to obtain reasonable guarantees and warranties favorable to Owner from service contractors (“Owner’s Other Contractors”) and from the suppliers (“Owner’s Suppliers”) of all plant, equipment and other manufactured items to be procured hereunder for Owner, and

Contractor will cooperate with Owner in its enforcement of such warranties and guarantees obtained.
(b)	Contractor’s liability to Owner as a result of any claims that result from or are in any way connected with the acts or omissions of any service contractor or manufacturer pursuant to the management of any contract entered into by Owner and such service contractor or manufacturer, or the breach of any such contract by such service contractor or manufacturer, shall be limited solely to Owner’s recoveries from such service contractor or manufacturer.

(c)	Contractor shall perform its Work in accordance with the requirements of Exhibit E *** attached hereto and incorporated herein.

(d)	Owner’s obligations shall include, but are not limited to, approval of the ITB packages, approval of purchase orders, selection of the winning bidder, execution of the purchase order and payment of invoices including the cost of the equipment or materials, insurance, freight charges, spare parts, and any required vendor representatives, as applicable.

2.3.3 Construction

Contractor shall develop a project construction plan and construct the Facility in accordance with such plan, Exhibit A and the Agreement. Contractor shall install Owner Supplied Materials and manage Owner’s Other Contractors in the performance of their services as provided in 2.3.2(a) and in accordance with the relevant requirements of the Agreement. Contractor shall establish and maintain project management controls systems and provide construction management services in accordance with the standards of performance set forth in the Agreement.

2.4	Prior to the Date of Mechanical Completion, all materials and equipment incorporated or intended to be incorporated into the Project, shall be prominently marked (or stored in secured areas which are prominently marked) as the sole and exclusive property of Owner. However, Contractor, to the extent required under Article 16., shall maintain sufficient insurance against the loss of or damage to such property of Owner and shall bear the responsibility of preserving, safeguarding and maintaining such property until the Date of Mechanical Completion or transfer of care, custody or control of a portion of the material and equipment in the Project pursuant to Article 12.1

2.5	Terminology Clarification
2.5.1	Unless otherwise expressly stated in this Agreement, any authorization, approval, or acceptance by OWNER or the Representative required under this Agreement must be in writing.

2.5.2	Unless specifically stated otherwise, “days” means business days, “weeks” means calendar weeks, and “months” means calendar months.

2.6	The Work shall be executed in strict accordance with the Agreement and no material deviations from the requirements thereof shall be made without the prior approval of OWNER.

2.7	Contractor assumes full responsibility for having familiarized itself with the nature and extent of the Agreement, the Work and observable local conditions that may in any way affect Contractor’s performance under the Agreement as they exist on the Effective Date of this Agreement. Contractor represents that prior to Commencement Date it will visually examine the existing facility, the Site, its surroundings and apparent local conditions. Any information furnished by OWNER with respect to conditions at the Site has been covered in the Scope of Work. In the event actual conditions deviate from such information, Contractor shall notify the OWNER of the impact of such differing conditions.

2.8	Contract Schedule
2.8.1	The Contractor shall update the Contract Schedule, attached hereto as Exhibit 0, to reflect current Work status and to measure progress in the Contractor’s performance of the Work.

2.8.2	Contractor shall use all reasonable efforts to complete all Work and achieve Mechanical Completion in accordance with the dates set forth in the Contract Schedule, subject to adjustment as provided herein. Contractor shall not be liable for damages for failure to achieve schedule milestones, including but not limited to Mechanical Completion, unless liquidated damages have been expressly agreed to elsewhere in this Agreement, and then only to the extent agreed upon.

2.8.3	In the event the performance of the Work has not progressed to or reached the level of completion specified in the Contract Schedule, Owner shall have the right, following consultation and agreement with Contractor, to direct the Contractor to take commercially reasonable measures necessary to expedite the progress of engineering, procurement services and construction by any or each of the following: (i) working additional shifts or overtime, (ii) supplying additional manpower, equipment, and facilities and/or (iii) other similar measures. Any such activities to expedite the Work shall constitute a cost of the Work to Owner and shall continue until the progress of the Work complies with the stage of completion required by the Owner.
3.	CONTRACTOR OBLIGATIONS

3.1	Contractor shall appoint one or more Contractor Representative(s) for the duration of the Agreement, who shall be involved in the overall management of the Agreement and the Work. Contractor’s Representative shall be:

Name: Jeremy Ford Job Title: Manager, Business Development Contact Information: Phone: 713-753-8232; Fax: 713-753-2064; Email: jeremy.ford@kbr.com

Contractor may remove or replace any Contractor Representative at any time, save that it shall promptly notify Owner of such removal and replacement and provide the name and contact information of the replacement. There shall be a Contractor Representative appointed at all times during the Term of this Agreement.

3.2	When the Agreement is signed by both Parties, Contractor shall, in accordance with and subject to the terms and conditions of this Agreement:
(a)	perform the Work in accordance with the specifications, commercial terms and conditions and estimated schedule;

(b)	furnish sufficient labor and supervision, office space and equipment as required to ensure completion of the Work; and

(c)	obtain all permits, licenses and other governmental authorizations, specifically required for construction, which are necessary for the performance of the Work at the performance locations, which authorizations must be obtained in Contractor’s name, provided that the costs associated with all such permits, licenses and authorizations and the manhours involved in obtaining them shall be fully reimbursable to Contractor in accordance with the provisions of this Agreement and that Owner shall render such assistance as Contractor may require in obtaining them.
3.3	Contractor agrees to observe and comply with and warrants with respect to those matters for which the Contractor has responsibility hereunder, that the Work itself will conform to all applicable local, state and Federal statutes, laws, ordinances, regulations, rules and codes applicable to the Work. Contractor shall indemnify and save Owner harmless against any and all fines and penalties imposed by governmental authorities which Owner may be responsible for or pay out to the extent caused by Contractor’s failure to comply with any such statutes, laws, ordinances, codes, rules or regulations.

3.4	If any part of the Work depends upon the work of another contractor or of Owner for proper execution or results, Contractor shall visually inspect the interface points to said other work and promptly inform the Owner’s Representative of any apparent defects that render such work unsuitable to accept connection to the Work, or of any apparent discrepancies between such interface points and the requirements of the Agreement.

3.5	Contractor shall maintain at the Site where the Work is performed, the necessary personnel, facilities, support, material, construction equipment in good operating condition, and all other things required to properly, safely and expeditiously prosecute the Work to completion in accordance with the Standard of Care.

3.6	Contractor shall assign the Key Personnel identified in Exhibit E, to competently direct, design, manage and supervise the performance of the Work. Said Key Personnel shall be maintained on the Work as required until their work is completed, provided however, Contractor shall be free to replace any of its project personnel in the event that Contractor has a reasonable concern with respect to the performance of such personnel, provided that reasonable continuity of Key Personnel is maintained. Owner agrees that Contractor may, as appropriate, have detailed engineering and/or other services performed by the Affiliates of Contractor. In such event, Contractor shall guarantee and be liable and responsible for all Work performed by its Affiliates to the same extent as if the Contractor had performed such Work under this Agreement and Owner shall look solely to Contractor for Owner’s rights and remedies under this Agreement with respect to the Work. Notwithstanding any agreement that may exist between such Affiliate of Contractor and Contractor, any such Affiliate performing any portion of the Work shall not be deemed a “Subcontractor” under this Agreement.

3.7	Contractor agrees that Owner’s Representative shall at all reasonable times have access to the Work wherever it is in preparation or progress, including at the manufacturer’s shop, and Contractor shall provide safe and proper facilities for both access and inspection.

3.8	Contractor agrees to confine its apparatus and operations and the storage of its materials and equipment to limits indicated by statutes, laws, ordinances, codes, rules, regulations, permits and directions of Owner’s Representative so as not to unreasonably encumber the Site or Owner’s Facility.

3.9	Contractor agrees to inform Owner well in advance of the time contemplated for Work within any operating Owner Facility. After a plan acceptable to Owner has been formulated, Contractor shall keep in close contact with the performance of the Work to see that it is executed in accordance with the agreed procedure.

3.10	Contractor agrees at all times to enforce strict discipline and good order among its employees assigned to or involved in the Work and shall not employ on the Work anyone whose work is unsatisfactory, any unfit person, or anyone not skilled in his/her assigned function.

3.11	Contractor agrees to perform activities at the Site on the basis of the scheduled workweek which will be agreed with Owner. If Contractor wishes to perform Work outside of this scheduled workweek, Owner must be prior advised one business day in advance in order to provide support, as required, to Contractor.

3.12	Contractor shall, in compliance with applicable laws, arrange for the removal, transportation and disposal of any Hazardous Material transported onto the Facility Site by or on behalf of Contractor Group, or created, used or handled as part of Contractor Group’s activities in performance of the Work at the Site. To the extent any materials contain Hazardous Materials that existed at, on or in the Site prior to the commencement by Contractor of the Work, or that are brought onto the Site by any Person other than Contractor Group, the Owner is responsible for the selection of the disposal facilities at with said Hazardous Materials will be disposed, for signing the manifests as generator and obtaining any permits required for the transportation of the Hazardous Materials. Contractor shall notify Owner immediately upon the discovery of a release of Hazardous Material in a reportable quantity on or from the Site.

3.13	Certain items in the Scope of Work may be noted as being furnished by Owner. Contractor, as part of the Work, shall provide, on a reimbursable basis, approved storage facilities, unload, provide receipts for and store all materials, equipment and other items furnished by Owner or others for Project or erection by Contractor, if such items are already in storage, Contractor shall take custody of them when directed by the Owner’s Representative. Contractor shall check, account for, care for and protect such items in the same manner as if such items were to be furnished by Contractor under this Agreement.

3.14	Drawings and Specifications
3.14.1	Contractor will furnish Owner with, and Owner shall own all right, title and interest to, all Drawings and Specifications, except Contractor’s FCC Technical Information embedded in such Drawings and Specifications, including all engineering, procurement services and construction documents prepared by Contractor, as required by the Scope of Work (“Drawings and Specifications”).

3.14.2	Contractor shall keep in good order and available to Owner at all reasonable times, in Contractor’s office and at the Site, the most recent released set of all Drawings and Specifications. Owner shall have the right at any reasonable time to have access to the Drawings and Specifications to examine and comment upon any drawing which has been prepared by the Contractor or its Subcontractors for the Agreement.
4.	OWNER OBLIGATIONS

4.1	Owner shall appoint one or more Owner Representative(s) for the duration of the Agreement, who shall be Contractor’s primary point of contact for matters relating to the Agreement and the Work. Owner’s Representative shall be:

Name: Ed Smith Job Title: Engineering Director Contact Information: ed.smith@kior.com 713-540-3166

Owner may remove or replace any Owner Representative at any time, save that it shall promptly notify Contractor of such removal and replacement and provide the name and contact information of the replacement. There shall be an Owner Representative appointed and available to make timely decisions and approvals at all times during the Term of this Agreement.

4.2	For the duration of the Agreement, Owner shall, in accordance with and subject to the terms and conditions of this Agreement, perform all Owner obligations set forth in this Agreement in such time and manner as to facilitate the execution of the Work, including the following:
(a)	obtain all permits, licenses, governmental authorizations, third party access rights, and other approvals which must be obtained in Owner’s name and which are necessary for the performance of the Work. Owner may request Contractor’s assistance, where necessary, in obtaining such permits, licenses and authorisations and shall reimburse Contractor for any such assistance in accordance with the terms of this Agreement;

(b)	obtain the necessary legal rights to the Project site, and allow Contractor access, subject to Owner’s normal security control and safety procedures, to the Project Site and to the utilities as required for the performance of the Work;

(c)	promptly notify Contractor in writing of any project delays, funding status changes, and any other anticipated or desired changes to any of agreed-upon relevant requirements, standards, specifications and procedures through issuance of a Change, and to ensure such information is accurate and complete to enable Contractor to rely upon them in performance of its Work;

(d)	promptly provide Contractor with complete, accurate, and timely information, data and drawings necessary for Contractor to perform the Work, upon which Contractor may rely in its performance of the Work, including contracting with local consultants to provide necessary data;

(e)	process Contractor invoices and pay Contractor on time and in accordance with the payment terms of this Agreement, and

(f)	review, approve and reject Drawings and Specifications, within ten (10) days, in accordance with the Scope of Work.

(g)	selection of the disposal facilities at which said Hazardous Materials will be disposed, sign the manifests as generator and obtain any permits required for the transportation of the Hazardous Materials.
5.	CHANGES

5.1	Any change made in accordance with this Article 5, to any specification, direction, schedule, or other requirement in the performance of the specific Scope of Work contained in Exhibit A, shall be agreed and recorded in a mutually signed document (“Change”).

5.2	A Change may be proposed either by Owner, in accordance with Article 5.5, or Contractor, in accordance with this Article 5.2 and Article 5.6. Contractor shall be entitled to a Change in the event that changes (including delays, denials, additional work, additional costs, or other impacts) to Exhibit A are necessary due to factors outside of Contractor’s reasonable control, including (without limitation):
(a)	changes in the Work including, without limitation, under Article 14.5;

(b)	changes in approvals, access, permits, licences, authorizations, laws, codes, or standards at any level and from any person or organization (including action, inaction, denials, appeals, and work-arounds);

(c)	changes in taxation as set forth in Article 7.3;

(d)	impacts resulting from an event of Force Majeure under Article 26;

(e)	impacts resulting from errors, omissions, incompleteness, or otherwise from any rely-upon information received from or on behalf of Owner;

(f)	third party contractors, consultants, advisors, etc. hired by Owner;

(g)	impacts, costs, and additional Work required by any potential lenders or investors of Owner;

(h)	impacts caused from Owner’s rejection of any subcontractor or consultant proposed by Contractor (unless reasonably rejected), or Contractor’s reasonable objection to any subcontractor or consultant proposed by Owner.

(i)	delays to the Work in progress not caused by Contractor Group.
5.3	The purpose of the Change mechanism is:
(a)	to enable the Parties to request and mutually agree in writing upon changes in the scope, cost and performance of the Work to be performed under a Change;

(b)	to enable the Parties to record their agreement to adjustments in the estimated financial budget; and

(c)	in the interests of effective management of the Agreement, to record mutually agreed modifications to the Work, estimated schedule, man-hour budget, financial budget and any other details as may need to be modified from time to time, and the reasons for the modification.
Where adjustments are to be made to the estimated financial budget, they shall be calculated at the rates set forth in Exhibit B — Compensation for that type of Work, or if such rates are not in Exhibit B Compensation then at Contractor’s standard rates then in effect for Work of that nature.

5.4	It is expressly agreed and understood by and between the Parties that:
(a)	Contractor shall not be required to undertake any modification in any Work until a mutually agreed Change has been executed in accordance with Article 5.7; and

(b)	the provisions of this Article 5 shall be without prejudice to Contractor’s entitlement to Compensation, as defined in, and in accordance with, Article 6.1.
5.5	At any time, Owner may propose in writing to Contractor changes to the Work as long as those changes are within the general scope of this Agreement. The procedure for issuing an Owner-proposed Change shall be as follows:
(a)	Owner shall notify Contractor in writing of its request for the change, and its reasons for the request, to the Work being provided. Owner shall attach to its notice a draft Change setting out the modifications and its reasons for them, and its proposed commercial terms for implementing the Change.

(b)	Contractor shall review the draft Change, make any comments it feels are necessary to Owner’s proposed modifications and, subject to those comments, shall record on the draft Change the effects of the modifications on any other aspects of the Work (including, without limitation, the estimated schedule, man-hour budget and financial budget). Contractor may also make any revisions to the commercial terms which are appropriate and state its reasons for such revision. Contractor will then send the amended draft Change back to Owner.

(c)	If Owner agrees to Contractor’s revisions to the draft Change, it shall ask Contractor to finalize the Change and arrange execution in accordance with Article 5.7.

(d)	If Owner does not agree to Contractor’s amendments to the draft Change, the Parties shall commence negotiation of the terms of the draft Change until a satisfactory position is reached, upon which the steps in Article 5.5(c) shall be followed.
5.6	At any time, Contractor may propose in writing to Owner modifications to the Work or any other items described in Exhibit A, as long as those modifications are within the general scope of this Agreement. The procedure for issuing a Contractor-proposed Change shall be as follows:
(a)	Contractor shall notify Owner in writing of its request for a modification in the Work being provided under this Agreement. Contractor shall attach to its notice a draft Change setting out the requested modifications and the reasons for them, and its proposed commercial terms for implementing the modification. If there is a contractual entitlement to a Change under Article 5.2 or the impact has already occurred, Contractor shall state such in its request and provide an estimate or statement of the commercial impacts.

(b)	Owner shall review the draft Change, make any comments it feels are necessary to Contractor’s proposed modifications and, subject to those comments, shall record such on the draft Change, taking into consideration the effects of the modifications on any other aspects of the Work (including, without limitation, the estimated schedule, man-hour budget and financial budget). No later than five (5) days after receipt of the original draft from Contractor, Owner will then send the amended draft Change back to Contractor.

(c)	If Contractor agrees to Owner’s amendments to the draft Change, it shall finalize the Change and arrange execution in accordance with Article 5.7.

(d)	If Contractor does not agree to Owner’s amendments to the draft Change, the Parties shall commence negotiation of the terms of the draft Change until a satisfactory position is reached, upon which the steps in Article 5.6(c) shall be followed.

(e)	Notwithstanding the above, Contractor has the right to decline any Change (in whole or in part) issued by Owner. No Change may be commenced until it is executed by both Parties. Owner’s approvals of a Contractor-initiated Change under Article 5.2 shall not be unreasonably withheld or delayed.
5.7	A Change shall be executed by both Parties signing duplicate originals. Each Party shall retain one of the duplicate originals.

6.	COMPENSATION

6.1	As compensation for Contractor’s performance of the Work, including all of Contractor’s reimbursable manhour rates and other costs, charges and expenses, as set out in Exhibit B — Compensation and elsewhere in this Agreement (collectively all such amounts owed to Contractor being “Compensation”), Owner shall pay Contractor Compensation in the following manner:
(a)	Contractor shall prepare and deliver to Owner an invoice, setting out Contractor’s Compensation for either the previous four week period or previous two week period, as the case may be.

(b)	within 15 calendar days of issuance of the invoice, Owner shall pay to Contractor the invoiced amount under Article 6.1(a), with payment being sent by wire transfer (unless otherwise specified by Contractor in writing) to the following bank account set forth in Article 6.3:
6.2	In the event that Owner is in default of its obligations to make any undisputed payment which is properly due and owing to Contractor in accordance with Article 6.1 (and in the absence of a written dispute initiated in writing by a Party under Article 25 of this Agreement in relation to the payment), then thirty (30) calendar days after such payment is due and owing, Contractor shall be entitled to suspend its performance of the Work. The suspension may take effect no earlier than ten (10) calendar days after receipt by Owner of the said notice of intent to suspend, unless Owner’s default on payment has been remedied in full. Contractor shall be reimbursed by Owner for all reasonable costs incurred by it as a result of any such default and suspension and the necessary adjustments shall be recorded in a Change. In the event of any such suspension based on non-payment or other default by Owner, Contractor shall resume its performance of the Work as soon as is practicable upon Owner having made the overdue payment or otherwise cured the default to Contractor’s reasonable satisfaction. If any period of suspension by Contractor exceeds thirty (30) consecutive days, Contractor has the right to terminate this Agreement by written notice to Owner, to be deemed effective upon receipt of the notice by Owner. Contractor shall be paid, in addition to any amounts owed under the Agreement, any costs of closing out of the Work and demobilization, as well as any costs of collecting the amounts past due (including attorney fees and court or arbitration costs). Contractor is entitled to take any action at law or equity, including arbitration, or pursue any remedy available under this Agreement, to collect such amounts.

6.3	Contractor’s nominated bank account details are:

Kellogg Brown & Root LLC
Citibank N.A.
New York, NY 10043
ABA Routing No. 021000089
SWIFT: CITIUS33
Account No. ***
(Please note Contractor invoice number on payment)
6.4	Subject to Article 6, any and all payments to be made by Owner to Contractor under or in connection with this Agreement shall be made without any set-off, retainage, counterclaim, restrictions or conditions and free and clear of currency control and net, and without deduction or withholding for offsets or withholdings or charges, levies, imposts, duties, charges, fees, deductions or withholdings, of any nature, and whatever called now or hereafter imposed, levied, collected or withheld or assessed in any jurisdiction from or to which a payment is made, or any political sub-division thereof or by any taxing authority thereof or therein, unless such deduction or withholding is required by law. If a withholding is required by some applicable law, Owner shall notify Contractor in writing prior to making any withholdings and the Parties shall confirm the legal requirements and agree as to a procedure in a Change for implementing such change.

6.5	Owner may dispute (in whole or in part) any invoice issued by Contractor under Article 6.1 upon written notice to Contractor specifying the detailed basis for the dispute including any contractual basis, within fifteen (15) calendar days of the date of receipt of the invoice, otherwise such invoice shall be deemed accepted in full. If any portion of a statement is disputed, upon expiration of the 15-day period, the undisputed portion of the statement shall be deemed accepted in full. In the event of any duly-notified dispute, Contractor shall remain entitled to be paid the undisputed amount specified in any invoice without delay in accordance with the terms of this Agreement. Upon written notice of such dispute within the specified time period, Contractor and Owner shall enter into discussions to resolve the dispute as soon as possible. If, as a result of a dispute, or for any other reason, the Parties agree in writing to adjust the amount owed to Contractor in an invoice, the adjusted value shall form part of the next reconciliation exercise in accordance with the procedures set out in Articles 6.1, as appropriate. Where the Parties are unable to resolve any such dispute, the dispute resolution procedure in Article 25 is to be followed. If the amount in dispute is over $***, Contractor has the right to suspend the Work until the dispute is resolved. If Owner is in material breach of this Agreement, or there are any undisputed amounts over 30 days past due exceeding $***, Contractor has the right to withhold delivery of any work products until any breach is cured, or all past due amounts are paid in full.

6.6	Contractor’s estimate of Contractor’s total cost of the Project for the engineering, procurement services and construction is $*** (“Contract Price”) and is based on the terms, rates and scope provided in this Agreement and Exhibits A and B. Contractor shall provide a(i) written notification to Owner upon expending 80% of the Contract Price and (ii) an updated estimate of the anticipated total installed cost consisting of Contractor’s costs, Owner Supplied Materials and the cost of Owner’s

Other Contractors. Additional notifications/milestones to be negotiated separately upon completion of the First Unit design.

6.7	In the event an incentive program will be utilized for the Project, the terms and parameters will be negotiated and incorporated as an amendment to this Agreement.

7.	TAXES

7.1	In accordance with Article 6.4 above, Contractor is providing its Work net, free and clear of any taxes. Contractor shall, as required by law, charge Owner service tax, value-added tax or goods and services tax at the prevailing tax rate on the performance of its Work as may be required by any laws applicable to the Work, and such taxes shall be on Owner’s account. Any VAT or other such charges applied on Contractor’s Work will be added to Contractor’s invoices to Owner. Owner shall provide Contractor with any tax exemption certificate, as necessary, so Contractor can obtain the allowed exemptions.

7.2	Notwithstanding any provisions to the contrary in this Agreement, the rates and prices quoted in this Agreement do not take into account any taxes, duties, levies or charges of any kind assessed or otherwise levied in any jurisdiction but not limited to the relevant authorities or a subdivision thereof, in the place where the Work is being performed, or any other country claiming jurisdiction on Contractor. In the event any of the aforesaid taxes become payable, the rates and prices quoted in this Agreement shall be increased or re-grossed to include such taxes. Owner shall accordingly report and pay such taxes to the relevant authorities such that the net payment to Contractor remains the same as if no such taxes had been assessed or levied. Owner shall provide Contractor with original receipts for any such paid amounts no later than thirty (30) days from the date of payment to the relevant authorities. Owner shall release, defend, indemnify and hold harmless CONTRACTOR and its Affiliates from and against any taxes, duties, levies, fees, charges or other similar amounts which Owner is responsible for paying, and has failed to pay, to any governmental or taxing authority with respect to its own operations, this Agreement or the Work.

7.3	In the event of any changes in the taxation laws, decrees, rulings, practices or regulations (including enforcement or interpretation) of any place of business operation or incorporation of any Party or any member of its Group (as defined in Article 9.1 below) and/or applicable tax treaties or protocols, or any changes in the interpretation of the same which are made, published or otherwise become effective after the date of this Agreement and which cause additional or increased costs to Contractor on the performance of the Work, Owner and Contractor shall review the effects of the changes and will by mutual agreement in a Change revise Contractor’s rates and prices to provide revised Compensation for any resulting adverse impacts in the Contractor’s costs. “Affiliates” under this Agreement, for both Parties, shall mean any corporation, firm, partnership, joint venture or other legally-formed and duly registered legal entity, in good standing in the jurisdiction of registration, which directly or indirectly controls, is controlled by, or is under common control of either Party. An “Affiliate” shall not be (i) an individual who may be an officer, director, employee, partner or independent contractor of a Party or one of its subsidiaries or (ii) any sole proprietorship, partnership or other legal entity in which the majority of shares of stock are owned by a single individual, sole proprietorship or closely-held corporation. The Parties warrant and covenant that their contracting entities are legally registered and in good standing in their country of registration, and each Party will release, defend, indemnify and hold harmless the other Party from any liability arising from the indemnifying Party’s failure to maintain the viable organizational status of its entity in its jurisdiction of registration.

8.	CONTRACTOR’S SUBCONTRACTORS

8.1	Owner may, at its sole discretion, request Contractor to enter into Subcontracts for portions of the Work. In such instances, Contractor shall only secure bids from Subcontractors that meet the requirements of Owner. Such Subcontracts shall be in accordance with the terms of this Agreement insofar as applicable to the portion of the Work subcontracted. No relationship (contractual or otherwise) will be established between Owner and a Subcontractor of Contractor when Contractor enters into such Subcontracts. Contractor shall be compensated for this subcontracted Work at Subcontractor’s direct costs plus a mark-up, as set forth in Exhibit B Compensation.

8.2	Except to an “Affiliate”, Contractor shall not subcontract any portion of the Work without Owner’s prior written consent. Owner shall reimburse Contractor the costs of any approved or Affiliate subcontract and any associated mark-up in accordance with Exhibit B — Compensation. If no Affiliate rate is provided, the rate shall be the rate in effect for the Affiliate at the time the subcontract is executed.

9.	EACH PARTY’S GROUP

9.1	“Owner Group” under this Agreement shall mean Owner, its Affiliates (as defined in Article l.1), Owner’s Other Contractors, Owner’s Suppliers and all their respective partners, co-venturers, investors, lenders, subcontractors and other contractors and suppliers (of all tiers), and all their respective officers, directors, employees, consultants, agents and representatives. “Contractor Group” shall mean Contractor, its Affiliates, and all their respective partners, co-venturers, investors, lenders, Subcontractors and consultants (of all tiers), and all their respective officers, directors, employees, consultants, agents and representatives.

10.	INDEPENDENT CONTRACTOR

10.1	In performing its Work, Contractor will act as an independent contractor except as expressly provided in this Article. Any interfaces with Owner Contractors, third parties, or other persons working under the direct supervision and control of Owner, will be performed legally on behalf of Owner as Owner’s agent for the specific limited purpose of carrying out Owner’s instructions.

10.2	This Agreement does not create, or be deemed or construed to create any partnership, joint venture, association or trust, or any other legal relationship other than Contractor as an independent contractor and Owner as Contractor’s client solely for purposes of performance of the Work. Neither Party has the authority to legally bind the other Party in any capacity. Other than as provided in Article 10.1, this Agreement does not authorize a Party to act as an agent, advisor, consultant, representative, servant, or employee for the other Party or any other person, nor create any fiduciary relationship between the Parties as co-venturers or otherwise.

11.	CONFIDENTIAL AND PROPRIETARY INFORMATION AND LICENSE

11.1	Each Party shall protect as confidential any “Confidential Information” furnished by the other Party pursuant to this Agreement. It is understood that “Confidential Information” shall include any Work, Project or business-related information of Owner provided or disclosed to or observed by Contractor in any form under or in connection with this Agreement, and shall also include any Work, Project or business-related information of Contractor provided or disclosed to or observed by Owner in any form under or in connection with this Agreement. Each Party’s Confidential Information shall also include all Proprietary Information (as defined in Article 11.2), including all deliverables and other work products and their contents (including, without limitation, any proposals, feasibility studies, estimates, engineering deliverables, strategies, plans, methodologies, procedures, documents, programs, and other commercial and technical information). Each Party agrees not to disclose any Confidential Information of the other Party to any third party, including for the avoidance of doubt any competitors of Contractor or Owner. These obligations of confidentiality shall remain in effect for a period of fifteen (15) years from the Effective Date of this Agreement.

11.2	Anything provided to Owner as part of Contractor’s Work is classified as Contractor’s Confidential Information and may contain information related to the FCC Process or FCC Technical Information, and constitutes “Contractor Proprietary Information”.

The term “FCC Process” shall mean a process for converting materials in a reaction zone in contact with a powdered catalyst or other powdered solid separate from a solids regeneration zone, utilizing a combination of risers, fluid beds and standpipes to effect a continuous recirculation of the solids from each zone to the other.

The term “FCC Technical Information” shall mean technical information of Contractor which is reasonably useful in the opinion of Contractor for the commercial practice of the FCC Process and for the design, construction, operation, or maintenance of a commercial unit utilizing said FCC Process, developed or acquired by Contractor as to which Contractor has the right to make grants and disclosures provided for in this Agreement, subject to the terms and conditions under which Contractor now has or hereafter acquires the right to make such grants and disclosures.

LICENSE GRANT

Contractor grants to Owner a non-exclusive, right and license to use the FCC Technical Information in the design, engineering, construction, and operation of the first unit contemplated by the Project which is to be located in Columbus, MS (the “First Unit”). Notwithstanding Article 27.1, Owner may assign this Agreement and/or the First Unit license, without the prior consent of Contractor subject to the provisions of this Article, to a successor in interest or other third party provided such assignee agrees to assume all of the obligations, including the use and confidentiality obligations, of Owner under this Agreement, and is not a licensor competitor of Contractor. For the purposes of this Agreement, a licensor competitor of Contractor is defined as an entity who offers FCC technology and/or whose primary business is the provision of engineering, procurement and construction services.

For the avoidance of doubt, the Parties agree that the right and license granted herein applies ONLY to the First Unit for the purposes of this Project which is the subject of this Agreement. Any additional units which Owner would like to build for the purposes of this Project utilizing the FCC Technical Information, will be subject to a new right and license for each unit, and an associated know-how fee. The parties agree that the know-how fee for any and each of the second through eighth units shall be $*** per unit. The amount of the know-how fee for any and each contracted installation (A), beginning with the ninth contracted installation, shall be calculated in accordance with the following formula:

$A= $*** x U.S. Department of Labor’s Bureau of Statistics PPI Industrial Commodities Index Annual Average for Last Year/PPI Industrial Commodities Index for the calendar year in which the eighth unit installation is contracted provided, however, that $A shall not be less than $***.

As used in this Paragraph. “Last Year” shall mean the calendar year immediately preceding the calendar year in which the installation is contracted. In the event that such index shall be discontinued, Contractor shall substitute another index on notice to Owner.
Owner and its officers, directors, and employees may use such Contractor Proprietary Information for its internal purposes for the Project, however, such may not be used for any other purpose or disclosed to any third party, including employees not involved with the Project, without Contractor’s prior written consent. Notwithstanding the foregoing, Owner may also share Contractor Proprietary Information with employees of Owner’s consultant, including Petrotech Consultants, for their use in aiding Owner with its internal purposes for the Project, provided Petrotech Consultants and any other consultants are subject to a confidentiality agreement with Owner or agrees to be bound to the confidentiality and limited use provisions of this Agreement to the same extent Owner is bound.

Anything provided by Owner to Contractor in performance of Contractor’s Work is classified as Owner’s Confidential Information and is and shall be the property of Owner and constitute “Owner Proprietary Information” in relation to this Project. Contractor and its officers, directors, and employees may use such Owner Proprietary Information for its internal purposes for the Project, however, such may not be used for any other purpose or disclosed to any third party, including employees not involved with the Project, without Owner’s prior written consent.

11.3	Any inventions, modifications or improvements developed solely by Owner and made only to Owner Proprietary Information shall be the sole and exclusive property of Owner and Owner shall have all right, title and interest in and to such inventions, modifications or improvements.

Any inventions, modifications or improvements developed solely by Contractor and made only to Contractor Proprietary Information shall be the sole and exclusive property of Contractor and Contractor shall have all right, title and interest in and to such inventions, modifications or improvements.

If any inventions, modifications or improvements are jointly developed in the course of the Work (including all of the ideas and/or patents included in or arising from such inventions, modifications or improvements) (collectively, the “Joint Improvements”), such shall be jointly owned by Contractor and Owner, subject to the following:
(a)	Owner’s ownership interest in the Joint Improvements, including the right to license such interest to third parties and enforce any patents resulting therefrom, shall be limited to the field of use of biomass and organic solid waste processing (“Biomass Field”), and Owner shall not use or allow a third party to use the Joint Inventions for any purpose outside the Biomass Field; and

(b)	Contractor’s ownership interest in the Joint Improvements, including the right to license such interest to third parties and enforce any patents resulting therefrom, shall be limited to all other fields of use other than the Biomass Field, and Contractor shall not use or allow a third party to use the Joint Improvements for any purpose within the Biomass Field.

(c)	(c) Owner and Contractor agree to cooperate and negotiate in good faith regarding the filing, maintenance and upkeep of all patent applications and patents necessary to effect and preserve the ownership interests of the Joint Improvements.
11.4	Except as otherwise set forth herein, the Parties agree that they will use any Confidential Information disclosed to them by the other Party only to the extent necessary in connection with performance under this Agreement.

11.5	Neither Party shall publicize this Agreement, issue any press release, or use the other Party’s name, logo, or trademarks in any reference outside of any reference which is required for that Party’s performance under this Agreement, or with third parties, without the prior written consent of the other Party.

11.6	Owner affirms that the use of Contractor’s Confidential Information (including its Proprietary Information and deliverables) provided by Contractor under this Agreement are limited to the sole purposes contemplated under this Agreement, i.e. to be used internally by Owner for the Project. Owner warrants that any Confidential Information provided by Contractor under this Agreement will not be transferred to any other person or third party except in accordance with this Agreement and all applicable laws.

11.7	Contractor affirms that the use of Owner Confidential Information (including its Proprietary Information and deliverables) are limited to the sole purposes contemplated under this Agreement, i.e. to be used internally by Contractor for the Project, except as specifically stated otherwise. Contractor warrants that any Confidential Information provided by Owner under this Agreement will not be transferred to any other person or third party except in accordance with this Agreement and all applicable laws.

11.8	The Parties understand that disclosing technical data to a third-country national, including to Owner’s or Contractor’s own employees, may be a re-export subject to U.S. law. Accordingly, the Parties understand that the transfer of technical data provided by or through the other Party may not be disclosed in any form to any person, entity, or national of a country to whom such disclosures are prohibited under U.S. law without a license, including employees and contractors working for Owner or Contractor, as the case may be.

11.9	Confidential Information and Proprietary Information shall not include any information or materials that:
(a)	(a) the receiving party can show in tangible form was in the public knowledge or literature at the time of disclosure hereunder; or

(b)	the receiving party had in its possession at the time of disclosure hereunder without obligation of confidentiality;

(c)	subsequent to its disclosure hereunder, becomes part of the public knowledge or literature through no act or omission of the receiving party;

(d)	subsequent to its disclosure hereunder, is disclosed to the receiving party without obligation of confidentiality by a third party having legal right to do so; or

(e)	subsequent to its disclosure hereunder, is independently developed by or for the receiving party without use of or reference to the disclosing party’s Confidential Information or Proprietary Information.
Confidential Information which is specific to process conditions or features or to any combination of process steps of the Proprietary Information shall not be deemed to be generally available to the public or in receiving party’s possession merely because such conditions, features, or combinations may be contained within broad disclosures, generally available to the public, by publication or otherwise, or in receiving party’s possession.

11.10	The Parties acknowledge and agree that due to the unique nature of the Proprietary Information (Contractor’s or Owner’s, as the case may be), there may be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow the Receiving Party (hereinafter Contractor or Owner, as the case may be) or third parties to unfairly compete with the Disclosing Party (hereinafter Contractor or Owner, as the case may be) resulting in possible irreparable harm to the Disclosing Party, and therefore, that upon any such breach or any threat thereof, the Disclosing Party shall be entitled to seek appropriate equitable relief in addition to whatever remedies it might have at law and to be indemnified by the Receiving Party from any loss or harm, including, without limitation, attorney’s fees, in connection with any breach or enforcement of the Receiving Party’s obligations hereunder or the unauthorized use or release of any such Proprietary Information, up to an aggregate amount of US$***, with a release from the Disclosing Party for sums in excess. The Receiving Party will notify the Disclosing Party in writing immediately upon the occurrence of any such unauthorized release or other breach of which it is aware. If any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect. This Agreement supersedes all prior discussions and writings and constitutes the entire agreement between the parties with respect to the subject matter hereof. The prevailing party in any action to enforce this Agreement shall be entitled to costs and attorneys’ fees. No waiver or modification of this Agreement will be binding upon either party unless made in writing and signed by a duly authorized representative of such party and no failure or delay in enforcing any right will be deemed a waiver. The obligations contained herein shall continue in perpetuity.

11.11	Contractor shall prepare the basic engineering packages for Owner for future units that are based on the Contractor hardware and systems design.

11.12	At any time, Owner shall be free to adopt an alternate FCC reaction system platform independently provided by a third party without further obligation to Contractor while utilizing all the Joint Improvements assimilated by Owner during the course of Contractor’s provision of Work under this Agreement.

11.13	Contractor will provide its proprietary Dense Phase Solids Cooler(s) directly to Owner if the use of such proprietary equipment is deemed necessary by Owner, subject to the following:
(a)	Contractor costs associated with the detailed design, procurement and inspection of the proprietary equipment shall be reimbursable according to the terms of this Agreement;

(b)	Contractor agrees to solicit two or three quotes from approved vendors for the fabrication of such proprietary equipment and will present such quotes to Owner for review;

(c)	Provided Owner chooses to purchase such proprietary equipment, Contractor will receive a fixed percentage mark-up on actual cost of the equipment that is purchased in accordance with the following:

(i)	If Owner purchases the proprietary equipment directly from the vendor, the mark-up will be ***;

(ii)	If Contractor purchases the cooler directly from the vendor for resale to Owner, the mark-up will be ***; and

(d)	Contractor will pass any mechanical and workmanship warranties from the vendor through to Owner.
12.	MECHANICAL COMPLETION

12.1	Completion of all Work, after which point the Work will be subject to Article 14.2, will occur in accordance with the steps in the following procedure:
(a)	When Contractor has, in its reasonable opinion, completed all Work to the point that all equipment and materials are in place per Drawings and Specifications, and all subsystems of the Project are ready for Commissioning and Start-up of the Project, Contractor shall notify Owner of such completion and request Owner’s written notification that all Work has been accepted.

(b)	Owner shall, within thirty (30) Business Days, either accept or reject the Work. If Owner accepts the Work, “Mechanical Completion” shall have been achieved and the date of such Owner notification of acceptance to Contractor shall constitute the “Date of Mechanical Completion” for purposes of Article 14.2. Owner shall issue a Certificate of Mechanical Completion at that time.

(c)	If in Owner’s reasonable opinion any Work has not been properly performed in accordance with this Agreement, is incomplete, or has not been accepted, in its written notice pursuant to Article 12.1(b), Owner shall provide a detailed written description of what Work remains to be completed that prevents the commencement of Commissioning and Start-up, and the reasons for its decision, and what steps need to be taken by Contractor to complete or correct such Work. If Contractor agrees, Contractor shall complete such Work and notify Owner of such completion in accordance with Article 12.1(a). If Contractor does not agree, the management of the Parties shall meet and discuss the differences expeditiously. Any failure to resolve the differences within a reasonable time shall require the dispute to be submitted to the dispute resolution process of Article 25. Contractor shall issue its final invoice and such invoice shall be paid for all Work performed regardless of the outcome of the dispute. The outcome of the dispute shall determine if any re-work has to be performed at Contractor expense, if the Work is complete, if Mechanical Completion has occurred as of the date of the Contractor notice, and if any non-conformances shall be handled as a warranty issue under Article 14.2. A written notice itemizing the finishing items including touch-up painting (“Punchlist”) that do not prevent the commencement of Commissioning and Start-up shall not prevent Owner’s acceptance of Mechanical Completion.

(d)	If Owner fails to respond to Contractor’s notice of completion at the end of a ten (10) Business Day period from Owner’s receipt of such notice, the Work shall be deemed accepted at that time as of the date of the Contractor’s notice of Mechanical Completion.

(e)	For the avoidance of doubt, Contractor’s notice under this Article 12.1(a) shall be without prejudice to Contractor’s entitlement to full Compensation during any of these steps.
13.	FINAL ACCEPTANCE

13.1	Following Mechanical Completion of the entire Project and upon completion of all Punchlist items so that all construction requirements of the Agreement have been fulfilled, Contractor shall furnish Owner with the following:
(a)	A statement that the Work has achieved Final Acceptance in accordance with the Agreement;

(b)	A written certificate in a form satisfactory to Owner that all payrolls, all materials and equipment bills and all other indebtedness or claims arising out of or in connection with the Work by Contractor and its Subcontractors and Vendors have been paid or otherwise satisfied;

(c)	Releases in a form satisfactory to Owner of all laborers’, materialmen’s and mechanics’ liens arising out of labor, materials and equipment or services furnished by or on behalf of Contractor or any of its Subcontractors and from Vendors or suppliers if and to the extent that any such claims have been filed;

(d)	Releases to Owner from Contractor, Subcontractors, Vendors and others assigned portion of Work by Contractor discharging Owner, its shareholders and Affiliates and their employees and representatives from all liabilities, obligations, and claims arising out of or under the Agreement, except with respect to claims of personal injury, which have not yet occurred or which are unknown at the time of final payment;

(e)	Proof satisfactory to Owner that there are no unsatisfied claims or invoices to persons or property;

(f)	Delivery to Owner of all Drawings and Specifications and other documents to which Owner is entitled under this Agreement plus all other information and data (including data stored on computer) and Equipment Vendor information relating to actual record conditions of the Work.
13.2	Following receipt by Owner of the items set forth in Article 13.1, Contractor shall submit an invoice for final payment of any unpaid balance, including any incentives, due Contractor on the Contract Price and Owner shall make final payment to Contractor of any such unpaid balance, less any claims Owner may have against Contractor. Should Owner in good faith dispute any portion of the final invoice or the completeness and accuracy of such documents, and advise Contractor in writing of the disputed portion and the contractual basis for the dispute prior to the expiration of a thirty (30) day period, Owner shall pay the undisputed portion within thirty (30) days from the date of receipt of the invoice. Subject to the completeness and accuracy of such documents, the expiration of such thirty (30) day period without dispute by Owner shall constitute “Final

Acceptance” of all Work performed or provided by Contractor under this Agreement (referred to herein as the “Date of Final Acceptance”). Owner shall issue a Certificate of Final Acceptance at such time.

13.3	The making of partial payment to Contractor shall not constitute an acceptance of the Work or any part thereof which has not been performed in accordance with the Agreement.

13.4	Final payment by Owner shall not constitute a waiver by Owner of possible claims for breach of continuing obligations on the part of Contractor.

13.5	Acceptance of final payment by Contractor shall constitute a complete waiver of all claims against Owner, except with respect to claims of personal injury which have not yet occurred or which are unknown at the time of final payment, and excepting Contractor’s right to assert defenses and counterclaims to any subsequent action by Owner.

14.	WARRANTY

14.1	Contractor warrants that it shall perform the Work with appropriate standards of professional skill applicable to the specific type of Work performed, and that the Work shall meet the written requirements set forth in Exhibit A — Scope of Work. Contractor makes no other representations, guarantees or warranties concerning the Work, and all others (whether express, implied, or statutory) are expressly disclaimed by Contractor and waived by Owner. Although Contractor will make every reasonable commercial effort to perform the Work in accordance with the agreed-upon Contract Schedule, due to the many factors beyond its control Contractor provides no warranties or guarantees as to meeting the schedule.

14.2	If, during a period commencing on the Date of Mechanical Completion and continuing for a period of twelve (12) months from that date (Warranty Period”), any Work is found to not meet any standard set forth in Article 14.1, upon written notice from Owner within such Warranty Period that the specific portion of the Work fails to meet such standard, CONTRACTOR shall re-perform or correct the non-conforming portion of its Work at its expense. Any work performed during the Warranty Period correcting a defect or deficiency shall itself be warranted for 12 months from the completion of the correction of deficient or defective work, for one such period only. In no event shall Contractor be liable for any rip and tear, construction re-work or for the re-purchase of materials or equipment purchases.

14.3	Owner and Contractor mutually undertake, warrant and represent that it is fully able to perform its obligations, to the extent applicable, under this Agreement, and that all corporate and governmental approvals, consents, licenses and permits required for each Party to validly enter into and perform its obligations under this Agreement have been obtained and will continue in full force and effect for the duration of the Agreement.

14.4	Owner will furnish data, drawings, and other information required of it as expeditiously as necessary for orderly progress of the Work. Contractor shall be entitled to rely upon any data, information, or drawings of any nature and in any form provided to Contractor by or on behalf of any member of the Owner Group. Contractor is not responsible for any resulting delays, changes, errors, omissions or other problems as a result of relying on such data, drawings and other information. Any additional Work necessitated thereby will be subject to a Change under Article 5.

14.5	This Article 14 contains, in Article 14.1, Contractor’s exclusive warranty and, in Article 14.2, Owner’s exclusive remedy, for any non-conformances of Contractor’s Work with the warranty standards set forth in Article 14.1. Except as expressly provided in this Article 14, CONTRACTOR MAKES NO OTHER WARRANTY, GUARANTEE OR REPRESENTATION, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING FOR ANY INTENDED OR SUBSEQUENT USE, AND EXCEPT AS EXPRESSLY PROVIDED UNDER THIS WARRANTY PROVISION, CONTRACTOR SHALL HAVE NO OTHER LIABILITY TO OWNER FOR ITS DEFECTIVE WORK, WHETHER CAUSED BY CONTRACTOR’S ERROR, OMISSION, NEGLIGENCE (CONCURRENT OR SOLE) OR OTHERWISE. The Work is intended for the use of Owner only and is not intended to be used or relied upon by any other person. Contractor makes no warranty or representation, express or implied, to any other party with respect to the accuracy, completeness, or usefulness of the information contained in its work product or deliverables and assumes no liability with respect to any other person’s use of or damages resulting from such use of or reliance upon any information, conclusions or recommendations disclosed in its work product or deliverables.

15.	ALLOCATION OF RISKS

15.1	General

This section allocates, as between Contractor and Owner, (a) the risk of bodily injury to or death of their employees and other members of their Group, and (b) the risk of loss of or damage to each Party’s property and that of other members of their Group. In the event any claim which is subject to this Agreement is asserted for bodily injury or property damage, Contractor and Owner shall cooperate with each other, and shall require their respective members of their Group and insurers to cooperate, in order that such claims are resolved in a manner consistent with the allocation of risks agreed to herein. These reciprocal indemnities are given specifically in consideration for each other.

15.2	Mutual Release and Indemnity
15.2.1	Contractor shall release, defend, indemnify, and hold Owner Group harmless from and against any liability for (1) claims of personal injury, including death, to Contractor’s personnel and the personnel of all members of Contractor Group, and (2) claims of damages to or loss of Contractor’s property and the property of all members of Contractor Group, regardless of cause, including specifically the sole or concurrent negligence or fault of Owner or any member of Owner Group.

15.2.2	Owner shall release, defend, indemnify and hold Contractor and all members of Contractor Group harmless from and against any liability for (1) claims of personal injury, including death, to Owner personnel and the personnel of all members of Owner’s Group, and (2) claims of damages to or loss of Owner’s property, any existing facilities, and the property of all members of Owner Group, and specifically including the Project and facility to which the Contractor’s Work pertains, regardless of cause, including specifically the sole or concurrent negligence or fault of Contractor or any member of Contractor Group.
15.3	Environmental Responsibility.

Contractor shall indemnify Owner for environmental liability, pollution, or contamination, limited to sudden and accidental releases, under this Agreement except to the extent such liability (a) is pre-existing, or (b) arises from the acts or omissions of Owner or a third party and directly emanates from items brought onto the Site by Contractor Group during the Work. Notwithstanding any other provision in this Agreement, Contractor’s liability for any sudden accidental release shall not exceed the limitation on liability set forth in Article 17.2, and Owner shall defend, release, indemnify, and hold harmless Contractor Group from all liabilities and amounts in excess.

16.	INSURANCE

16.1	Contractor shall provide and maintain at its expense the following insurance coverage:
(a)	Worker’s Compensation
(a)	State Statutory

(b)	Applicable Federal Statutory

(e.g., Longshoremen’s)

(c)	Employer’s Liability
(b)	Commercial General Liability — Occurrence Form
(a)	Limits Required
(1)	General Aggregate	$***

(2)	Personal and Advertising Injury	$***

(3)	Each Occurrence	$***
(c)	Automobile Liability
(a)	Limits Required
(1)	Bodily Injury and Property Damage Combined	$***
(b)	Extensions of Coverage Required
(1)	Auto — non-ownership liability	$***

(2)	Hired Car Liability	$***
(d)	Builder’s All-Risk Insurance [based on Total Installed Cost], if requested by Owner.

(e)	Cargo Insurance [full value of the cargo], if requested by Owner.

16.2	Certificates of Insurance acceptable to Owner, for Contractor and Subcontractors, shall be filed with Owner prior to the commencement of the Work. These Certificates shall contain a provision that coverage afforded under the policies will not be cancelled or materially changed until at least thirty (30) days prior written notice has been given to Owner.

16.3	All policies shall be issued by insurance companies authorized to conduct such business under the laws of the State where the project is located and by a company or companies with an approved Best Rating of category “A” or better.

16.4	All policies furnished by Contractor shall designate Owner as additional insured, but only to the extent of Contractor’s liability hereunder and shall include a contractual indemnification endorsement, which shall be so indicated on the Certificates of Insurance.

16.5	Owner agrees to insure or self-insure its property and existing facilities at or near the Site of the Project (and not part of the Work) and agrees that Contractor shall have no liability for loss or damage to Owner’s said property or existing facilities. Owner hereby (i) waives its rights of recovery and its insurer’s rights of subrogation against Contractor, and (ii) agrees to release, defend, indemnify, and hold harmless Contractor; in excess of the limits set forth in this Article, even if caused by the sole or concurrent negligence of Contractor, its Subcontractors, vendors, employees and agents.

16.6	The Builder’s All Risk and Cargo insurance policies shall be obtained by Owner for the full insurable value of the Project and all materials and equipment to be incorporated therein and include coverage for transit and off-site storage. The policy shall cover the interests of the Owner and Contractor as well as all Owner Supplied Material, Owner’s Other Contractors and Subcontractors and the Owner shall be loss payee. Contractor’s liability for physical loss or damage to the Project shall be limited to the proceeds of said Builder’s All Risk and Cargo insurance policies. If Owner elects to self insure the risks of damage or loss to the Work and the Facility including Owner Supplied Materials, Owner agrees to indemnify and hold Contractor Group harmless from any loss, liability, or expense, regardless of negligence, resulting from its election not to insure the risk.

17.	LIABILITY LIMITATIONS

This Article shall apply notwithstanding any other provision of this Agreement.

17.1	NEITHER PARTY HERETO SHALL BE LIABLE TO THE OTHER PARTY OR TO ANY MEMBER OF THE OTHER PARTY’S GROUP IN ANY ACTION OR CLAIM FOR SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY NATURE, FOR BUSINESS INTERRUPTION, LOSS OF PROFIT, LOSS OF PRODUCTION OR PRODUCT, LOSS OF USE, OR DELAYS, ARISING FROM ANY CAUSE OR CLAIMED UNDER ANY THEORY OF LAW, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL BE APPLICABLE EVEN IF THE LIABILITY ASSERTED IS BASED ON NEGLIGENCE (WHETHER ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY,

AND REGARDLESS OF WHETHER THE ACTION OR CLAIM IS BASED ON CONTRACT, TORT, STATUTE OR OTHERWISE.

17.2	Except for the matters described in Article 11, Contractor’s total aggregate liability for all liabilities issued under this Agreement shall not exceed US$***. Owner hereby releases and will defend and indemnify Contractor for any amounts in excess of the applicable aggregate amount of liability under this Agreement.

17.3	Any limitation on or exculpation from liability afforded a Party by this Agreement shall be applicable regardless of whether the action or claim is based in contract, tort, statute, strict liability or otherwise, and even if caused by the sole or concurrent negligence or other fault of strict liability of the Party to be indemnified or of any member of its Group.

17.4	Any limitation on or exculpation from liability afforded Contractor by this Agreement shall constitute an aggregate limit on the liability of Contractor to Owner and all members of its Group and their respective insurers, and shall likewise limit the liability of all members of Contractor’s Group and their respective insurers.

17.5	There are no third party beneficiaries of this Agreement except as may be expressly provided for in this Agreement. No third party may rely upon the obligations herein or upon the findings of any deliverable produced hereby. This Agreement does not create or confer any legal claim or cause of action in favor of any Party not a signatory to this Agreement and the obligations and legal duties imposed on any Party by this Agreement are owed exclusively to the other Party and are not owed to any Party not a signatory to this Agreement.

18.	TERM AND TERMINATION

18.1	This Agreement shall remain in full force and effect from the Effective Date until either: A) the last to occur of (i) Date of Final Acceptance, or (ii) completion of the Warranty Period; or B) delivery of notice of termination by either Party as provided herein.

18.2	Subject to early termination of this Agreement for default as provided in Article 18.3, this Agreement may be terminated by Owner for convenience at any time, provided that Owner’s payment obligations shall survive such termination.

18.3	Either PARTY shall be entitled to terminate this AGREEMENT by written notice if the other party (the “Defaulting PARTY”):
18.3.1	commits any material breach of any of the provisions of this Agreement and, in the case of a breach capable of remedy, fails to remedy the same within 30 (thirty) days after receipt of a written notice giving full particulars of the breach and requiring it to be remedied; or

18.3.2	Contractor may suspend the Work or terminate the Work for Owner default in the event Owner is in material breach of this Agreement. In the case of non-payment, Contractor may suspend or terminate the Work as provided for under Article 6.2. In the case of any other material breach, Contractor may suspend the Work ten

(10) Business Days after written notice to Owner of its alleged breach of this Agreement, and if the breach is not cured within thirty (30) days, Contractor may terminate this Agreement for Owner default, in which case Owner shall owe any amounts due as well as any reasonable costs of closing out the Work, and any costs of collecting the amounts past due (including attorney fees and court or arbitration costs).

18.3.3	In the event Contractor materially breaches this Agreement, Owner shall notify Contractor in writing of the details of such alleged breach and provide Contractor with an opportunity to cure such breach, which shall be no less than thirty (30) days. If Contractor has not cured or commenced to cure the breach within such period, Owner may terminate the Agreement and in such case Contractor shall be paid to the date of termination.

18.3.4	Under this Agreement, “material breach” shall mean any breach or violation of any provision or provisions of this Agreement which is serious and substantial enough to cost the other Party significant losses or have a significantly adverse impact upon the value of the Agreement or impairing the benefit of the bargain for the non-defaulting Party.
18.4	The termination of the Agreement shall not affect any accrued rights, obligations and liabilities of either Party, or any licenses granted to Owner for the First Unit in Article 11.2. The right to terminate given by this Article 18 shall not prejudice any other right or remedy of either Party in respect of the breach concerned (if any) or any other breach.

18.5	In the event of termination for any reason by either Party, Owner shall assume any obligations, commitments, and claims that Contractor may have in good faith undertaken or incurred in connection with the Work, and Contractor shall be released from any further responsibility or liability thereunder. Owner shall pay Contractor for Work performed to date of termination which have not previously been compensated and, unless terminated due to material breach by Contractor, all costs and expenses incurred in closing out of the Work, including demobilization. Owner shall pay such to Contractor within thirty (30) days of receipt of invoice or Contractor may take any other remedies available to it under this Agreement or at law or equity. In the event of early termination by either Party for any reason, Owner will not be entitled to receive any warranty for incomplete Work.

19.	INSPECTION; TESTING

19.1	Owner and its representatives shall at all reasonable times have access to the Work wherever it is in preparation or progress, including at the manufacturer’s shop, and the Contractor shall provide safe and proper facilities for both access and inspection.

19.2	If the Scope of Work, the Owner Representative’s instruction, or any statutes, laws, ordinances, codes, rules or regulations, or any public authorities require the Work, or any part thereof, to be specially tested or approved, Contractor shall give Owner timely notice of its readiness for inspection and of the date fixed for such inspection; and Contractor shall secure all required certificates of inspection.

19.3	Re-examination of questioned Work or inspection of Work not requiring inspection may be ordered by Owner, and if so ordered, such Work must be uncovered by Contractor. If such Work is found to be in accordance with this Agreement, Owner shall pay the cost of uncovering, re-examination and replacement. If such Work is found not to be in accordance with this Agreement, Contractor shall pay all such costs, unless it is found that the defect in the Work was caused by another contractor separately employed by Owner, in which event Owner shall pay such costs.

20.	COMPLIANCE WITH LAW AND BUSINESS CONDUCT

20.1	All business and operations conducted under this Agreement shall be performed in accordance with applicable laws and regulations.

20.2	Each Party warrants and represents that it has not heretofore made any payment or gift of money or other thing of value to a Governmental Official in connection with the matter which is the subject of this Agreement or for the purpose of influencing any governmental act or decision which may result in either Party obtaining or retaining business and agrees that it will not hereafter make any such payment or gift. As used in this provision, “Governmental Official” includes each of the following:
(a)	Any governmental official of any level,

(b)	Any other person in a governmental or political position,

(c)	Any candidate for political office,

(d)	Any political party, and

(e)	(e) Any official of a public international organization.
20.3	The Parties further agree that the Parties will conduct all of its activities in accordance with the above and without resorting to any form or dealings which may be considered to be either illegal, unethical, immoral or reflect on the integrity of any Party.

20.4	Each Party whose shares (or those of its ultimate parent) are not actively traded on a recognized stock exchange represents that no Government Official has any ownership interest in the Party and agrees that it will not knowingly allow any Government Official to acquire any such interest during the pendency of this Agreement.

20.5	The Parties acknowledge that each of them is subject to their respective domestic laws as regards their conduct for international business relationships.

20.6	In the event that it should come to the attention of a Party that the other Party has engaged, is engaging or is about to engage in any activity which may result in violation of this provision, the Party in violation will take such corrective action as the non-

violating Party may request. In the event of a violation, or if the Party in violation fails to take the corrective action requested by a non-violating Party, or if any corrective action is unavailable, inappropriate or ineffective, a non-violating may Party terminate, without penalty, this Agreement immediately for breach of the violating Party.

20.7	The Parties expressly agree that no commercial agents will be used in the performance of this Agreement.

21.	PROTECTION OF THE WORK, PROPERTY AND PERSONS

21.1	Contractor shall be responsible for safety during the performance of the Work at the Site. Contractor shall take reasonable measures to ensure that each member of Contractor Group provides and maintains a safe working environment and properly protects: (i) all individuals at the Site from risk of injury to health and (ii) all property from damage or loss.

21.2	Before starting any Work, Contractor shall comply with and effectively communicate to all personnel of any member of Contractor Group all safety, fire, environmental and other health regulations necessary to comply with applicable law and Exhibit C which is attached hereto and incorporated herein. In addition, Contractor shall comply with any health, safety, and environmental regulations furnished to Contractor in writing by Owner. Contractor shall ensure that all personnel of any member of Contractor Group, before beginning and throughout their employment or engagement at the Site, are made aware of safety, health, and environmental law and other regulations and notified that compliance therewith is a condition of their continued employment or engagement at the Site.

21.3	Contractor’s Safety and Health Supervisor identified in the Scope of Work shall be responsible for compliance by each member of Contractor Group with safety, health, and environmental regulations imposed by applicable law or by the Agreement. Such Safety and Health Supervisor or approved alternate, shall be available at the Site at all times during performance of the Work to ensure that all activities are performed in accordance with safety, health, and environmental law and regulations and to consult with Owner on matters relating to safety, health, and the environment.

21.4	CONTRACTOR shall not permit a hazardous, unsafe, unhealthful, or environmentally unsound condition or activity over which it has control to be conducted at the Site. 1f Contractor becomes aware of any hazardous, unsafe, unhealthful, or environmentally unsound condition or activity at the Site, Contractor shall promptly take necessary steps to eliminate, terminate, abate, or rectify the condition or activity and shall so notify Owner.

21.5	Contractor shall continuously maintain reasonable protection of the Work from damage and shall protect property at the Site and adjacent thereto from injury or loss arising in connection with the Work.

21.6	In an emergency affecting the safety of life, the Work or adjoining property, Contractor, without special instructions or authorization from Owner, shall act at its own discretion to prevent or minimize threatened injury or loss. Compensation claimed by Contractor on account of any emergency work (not resulting from or arising out of an act or omission of Contractor) shall be reviewed, audited and approved by Owner prior to payment.

22.	WITHHOLDING OF PAYMENTS TO CONTRACTOR

22.1	Owner may withhold payment to Contractor to such extent as may be necessary to protect Owner from loss on account of:
22.1.1	Defective work not remedied, after notice and opportunity to cure.

22.1.2	Claims filed and not bonded or otherwise released promptly after notice to Contractor.

22.1.3	The failure of Contractor to either make payments (a) properly to Subcontractors, or (b) for materials, equipment or labor, or to provide evidence that such payments have been made, except in the event of good faith dispute between Contractor and any such Subcontractor, provided Contractor so indemnifies Owner against claims from such dispute;

22.1.4	A breach by Contractor of any material term, condition or provision of this Agreement, but only after written notice to Contractor specifying such breach and a 10 day cure period for Contractor to remedy or begin in good faith and continue to remedy and complete in 30 days.
22.2	When the grounds for withholding payments are removed, payment of such withheld amounts shall be made within fifteen days of notification by Contractor.

22.3	In the event the Contractor disputes the grounds for withholdings by the Owner, the parties will utilize the procedures under Section 25, below. While such dispute resolution procedures are being pursued, the Owner shall withhold only disputed amounts. Both parties acknowledge a duty of good faith in disputing both the right to receive and the right to withhold payment.

23.	SERVICE OF WRITTEN NOTICES

23.1	In any case in which written notice shall or may be given to either party under this Agreement, it shall be deemed to have been duly served if delivered by messenger, by facsimile, delivered by courier service guaranteeing delivery within a certain number of days or if deposited in the U.S. mail, postage prepaid, for mailing by registered or certified mail, addressed as follows:
23.1.1	If to Owner, addressed to:

Name:	Ed Smith
Job Title:	Engineering Director
Contact Information:	ed.smith@kior.com
713-540-3166

23.1.2	If to Contractor, addressed to:

Name:	Jeremy Ford
Job Title:	Manager, Business Development
Contact Information:	jeremy.ford@kbr.com
713-753-8232
23.2	Both parties agree to acknowledge in writing the receipt of any notice delivered in person. All notices shall be deemed effective on the date actually received, or on the day that delivery is guaranteed by overnight courier. Notices sent by facsimile will not be deemed received until the date actually received, and the burden shall be on the sending party to establish that any such facsimile was in fact received. Any party may change its address for the service of notice by giving written notice of such change to the other party, in any manner above specified, ten days prior to the effective date of such change.

24.	GOVERNING LAW

24.1	This Agreement shall be governed by the laws of Texas, notwithstanding any conflicts of law provisions which may direct the application of the laws of any other jurisdiction.

25.	DISPUTE RESOLUTION

25.1	Except for any confidentiality or intellectual property actions, or other action for injunctive or equitable relief which may be filed in any court of competent jurisdiction, the Parties agree to resolve any and all claims and disputes which may arise under this Agreement or arising out of the performance of the Work through direct negotiation between the Parties. If direct negotiation is not successful in resolving the claim or dispute after a reasonable time after the first meeting to negotiate a settlement to the dispute, then the Parties shall submit the claim or dispute to arbitration in Houston, Texas, in accordance with the rules and procedures of the American Arbitration Association. One qualified, experienced, and mutually-agreed upon arbitrator shall be chosen to preside over the proceeding and render a decision which shall be final, binding, and non-appealable. The losing Party shall bear all costs of arbitration, or in the event of a split award, the Parties shall bear the costs proportionately. All dispute resolution proceedings and documents, including those for arbitration, shall be conducted in the English language.

26.	FORCE MAJEURE

26.1	In the event either Party becomes unable, in whole or in part, to carry out its obligations (except for the obligation to make payments) under this Agreement by reason of being adversely affected by an event of Force Majeure (as defined below), the affected Party shall notify the other Party in writing of the details of such Force Majeure as soon as practicable thereafter, and the affected Party’s obligations, to the extent affected by such Force Majeure, shall be suspended during the continuance of its inability to perform, but for no longer period, and such Force Majeure shall, as far as possible, be remedied with all reasonable dispatch. The term “Force Majeure” as used herein shall mean only the following: natural disasters, civil disturbances, severe weather, sabotage, fires, explosions, archaeological discoveries, ecological, wildlife or environmental events, outbreak of war, strikes, acts of political terrorism, or “acts of God” which are unforeseen and which could not have been avoided by the affected Party through the exercise of due diligence.

26.2	In the event the Work is adversely affected by an event of Force Majeure, Contractor shall be entitled to a Change for costs and schedule relief. If Contractor’s Work is suspended for a period of 90 days as a result of an event of Force Majeure, Contractor shall be entitled to terminate the Agreement.

27.	ASSIGNMENT

27.1	Neither Party shall have the right to assign, transfer, convey, or subcontract all or any portion of the Work, this Agreement without the prior consent of the other Party.

28.	EXPORT COMPLIANCE

28.1	Owner understands that the provision of Work (including the deliverables and any Contractor Confidential Information contained therein) under this Agreement, and the use of any such Work, is subject to United States export and re-export laws. Owner agrees to abide by any restrictions or conditions respecting the export, re-export, or other transfer of the deliverables that are in effect now or are hereafter imposed by the U.S. Government, and will not export, re-export or otherwise transfer the deliverables except in full compliance with all relevant U.S. laws and regulations. These restrictions and conditions include, but are not limited to, (a) restrictions and export licensing requirements governing the export, re-export, or other transfer to other persons, entities, or countries of the deliverables, (b) restrictions and export licensing requirements governing the export or other transfer of foreign-developed information that incorporates the deliverables, (c) any applicable U.S. restrictions on the export, re-export, or other transfer of the deliverables to countries, entities and persons that are subject to U.S. sanctions, embargoes, or other prohibitions, and (d) any applicable U.S. restrictions on the export or other transfer of the direct product of U.S. origin technical data.

28.2	Owner acknowledges and affirms that the Work will not be used for military purposes, nor will the Work be used in the design, development, production, stockpiling, or use of nuclear explosive devices, missiles, or chemical or biological weapons.

28.3	Owner agrees that the Work will not be exported or re-exported to the following countries: North Korea, Cuba, Iran, Sudan, and Syria. Owner affirms that the use of Contractor’s Confidential Information and Proprietary Information (including the deliverables) provided by Contractor under this Agreement are limited to the sole purposes contemplated under this Agreement to be used internally by Owner solely for the Project and for no other purpose.

28.4	Owner warrants that the Confidential Information and Proprietary Information provided by Contractor under this Agreement will not be transferred to any other person or third party except in accordance with Article 11 (Confidentiality) under this Agreement. Owner understands that disclosing technical data to a third-country national may be a re-

export subject to U.S. law. Accordingly, Owner understands that the transfer of technical data provided by or through Contractor may not be disclosed in any form to any national of North Korea, Cuba, Iran, Sudan, and Syria, including employees and contractors working for Owner at any location, whether inside or outside the United States.

28.5	Any violation of this Article 28 shall be deemed a material breach of the Agreement, and Owner shall release, defend, indemnify and hold the Contractor Group harmless from any costs, expenses, fines, penalties or loss arising from its failure to comply with such applicable governmental laws and regulations.

29.	MISCELLANEOUS

29.1	This Agreement and its Exhibits as listed in Article 2.1 constitute the entire Agreement between the parties and supersede any communications, writings, proposals, representations, warranties, or Agreements heretofore made. This Agreement may be amended only by a document in writing signed by duly authorized representatives of both Parties.

29.2	If any one or more of the provisions of the Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction or any arbitration proceeding hereunder, such invalidity, illegality or unenforceability shall not affect any other provision.

29.3	This Agreement shall be executed in two copies identical in their content in the English language, one copy per each Party, all copies having the equal legal effect. All documents created or exchanged under this Agreement shall be solely in English and not other language, including any correspondence and deliverables.

29.4	In the event of termination, completion, or expiration of this Agreement, the following Articles shall continue to survive in accordance with the provisions set forth therein: Articles 1, 3.3, 3.12, 3.14, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 20, 21, 22, 23, 24, 25,
and 29.

29.5	Title to Work. The title to all Work completed or in the course of construction at the Site shall be to Owner; and title to all materials, equipment and other things intended for incorporation into the Work shall pass to Owner upon the earlier of (i) payment to Contractor for such material, equipment and other things; and (ii) delivery at the Project. Such passage of title shall not, however, relieve Contractor of any of its obligations under this Agreement.

29.6	Waiver of Default. The failure of a party hereto at any time to exercise any of its rights or options under this Agreement, save rights and options specifically limited as to date of exercise thereof, shall not be or be construed to be a waiver of such rights or options, or prevent such party from subsequently asserting or exercising such rights or options.

29.7	Records and Audit. Contractor shall provide Owner a statement providing an allocation of the Contract Price to components as necessary for tax or other reasonable purposes of Owner. For costs and payments reimbursable to Contractor under the Agreement,

Contractor shall maintain a method of accounting in accordance with generally accepted accounting principles and practices and such as is acceptable to the Representative. For the purpose of auditing the costs and payments reimbursable to Contractor, Owner shall have access during regular business hours throughout the course of the Work to books, records, accounts, correspondence, instructions, plans, drawings, receipts and memoranda (hereinafter “Audit Information”) of Contractor which are pertinent to the Work and such costs, provided that the make-up of percentage mark-ups, fixed rates and other such charges shall not be auditable. Should Owner desire to make an audit, Contractor agrees to make available the Audit Information for at least two (2) years after the date of final payment under this Agreement.

29.8	Publicity Releases. Neither Party shall issue any public statement or press release concerning this Agreement or the Work, or use the name of the other Party, in any publication or website without the prior written permission of the other Party.

29.9	Complete Agreement. It is hereby established that the invalidity of any of the provisions agreed herein shall not result in the invalidity of the others. To the extent possible, the clauses or provisions considered null and void shall be rewritten in order to reflect the original intention of the parties, pursuant to prevailing law. This Agreement sets forth the entire agreement between Owner and Contractor with respect to the subject matter hereof. All prior negotiations and dealings regarding this Agreement and the subject matter hereof shall be deemed to be superseded by this Agreement.
IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date set forth above by their duly authorized officers.

KiOR Columbus, LLC		Kellogg Brown & Root LLC

By:	/s/ Fred Cannon	By:	/s/ Gerry L. Turner
Name:	Fred Cannon	Name:	Gerry L. Turner
Title:	President & CEO	Title:	Vice President

Exhibit A
Scope of Work
The KBR scope of work includes the Detail Engineering for the Bio-Catalytic Craking (BCC) unit and Hydrotreater (HIT) area including all utilities and offsites facilities; Procurement services for BCC, HIT and utilities and offsites as well as some procurement for bulks in the wood handling area; and construction for the entire facility including the wood handling area. A cost estimate will also be developed during Detail Engineering. KBR has the overall responsibility for coordination of activities with Mid-South Engineering.
The scope split matrix between KBR and Others is shown in Attached Table-1.
The major activities undertaken by KBR are further described below:
Engineering
The key activities being undertaken by KBR during the Detail Engineering phase include:
•	Establishing the project technical specifications based on KBR Standards and Specifications.

•	Review of local codes, regulations and standards for compliance.

•	Selecting materials of construction and corrosion allowances based on project specifications.

•	Identification of soil boring requirements and completion of site Geotechnical survey.

•	Establishing the process design for the Quench Tower and the Hydrotreater.

•	Finalizing the process design for the BCC.

•	Developing the process design for the utilities and offsites.

•	Developing the equipment list.

•	Identification of Long Lead items.

•	Establishing the minimum control philosophy, safety, and instrumentation requirements

•	Finalizing the plot plan based on actual equipment sizes and site restrictions.

•	Producing the project P&IDs

•	Setting mechanical design conditions, sizing the equipment, performing all calculations and detailed design drawings including location and detail for all vessel connections, attachments, and supports.

•	Developing setting plans for exchangers which will be used by the vendor in designing the equipment.

•	Preparing Engineering Requisition Worksheets (ERW) to support equipment purchase requisitions.

•	Developing site preparation requirements

•	Developing foundations and paving design

•	Developing structural steel design

•	Developing the Electrical design

•	Developing piping isometrics, piping plans and elevations.

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•	Developing all piping material specifications.

•	Performing all piping stress analysis and design pipe supports.

•	Developing the 3D model.
Procurement
For Procurement activities on the project, KBR will only act as ‘agent’ or `on behalf of KiOR when dealing with Suppliers. All purchases of equipment and material will be done by KiOR on KiOR paper.
KBR will provide the following procurement services to KiOR acting as their agent:
•	Purchasing

•	Expediting

•	Inspecting

•	Materials management

•	Logistics
Purchasing
KBR will develop a procurement strategy for all major purchases. The strategy for the Long Lead Equipment items (LLEs) will be developed with the intention of issuing a “purchase quality” requisition within a few weeks of the award in order to meet the project schedule.
After requisitions are issued and quotations are obtained, KBR will perform a technical and commercial evaluation and submit a vendor selection recommendation. KBR will prepare the necessary purchase documentation as described in the Procurement Work process.
KBR intends to use our °state of the art” eProcurement system KBRSupplier.com for the project inquiries. KBRSupplier.com is a leading supplier registration and eProcurement system accessible via the Internet. It provides a securer one-stop, complete solution for buyer-supplier communications.
eProcurement enables RFQ creation and distribution combined with receipt and evaluation of supplier responses. Workflow tools track the complete sourcing process and alerts the user of activities requiring action. Purchase award generation through KBR’s Integrated Project Management System (IPMS) maximizes productivity and promotes greater accuracy.
Expediting
Expediting will maintain communication with all responsible parties and report regularly on supplier status and areas of concern to the Project Management Team. The status of supplier data, equipment and materials will be maintained in the Integrated Project Management System

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(IPMS). To meet project quality requirements, the expediter will closely coordinate with the Project Inspection Coordinator to ensure shop inspections are scheduled as needed.
Equipment Inspection
KBR inspectors, agents or KBR personnel, will perform all inspections as required in accordance with the inspection plans. All inspection and expediting activities will be coordinated by the KBR Houston office.
The Project Inspection Coordinator will ensure that all inspection personnel, KBR or agency, understand the urgency of the equipment and that all efforts must be made to avoid shipping delays relating to inspection activities.
Major materials, including significant vendor sub-orders, will be thoroughly inspected to assure compliance with project requirements and avoid construction delays due to non-compliances.
Where alloy materials are specified, the field inspector will ensure proper verification of alloy materials and weld rod used in the fabrication processes.
Materials Management
Materials related activities and systems will be closely monitored over the course of the project to ensure that proper system interfaces are identified, implemented, maintained, and definition of Material Take Offs (MTOs), requisitions, and purchase orders are in accordance with project guidelines, procedures, work methods and schedule. Critical requirements and milestone events outlined in the project master schedule will be monitored regularly to ensure that priority sequenced materials are identified and requisitioned to enable timely deliveries required for site erection.
Logistics
KBR Logistics will coordinate all transportation and shipping activities from the vendors’ manufacturing location or other handover point for delivery to the jobsite. KBR Logistics will perform a detailed Logistics Survey of the site and surrounding area and develop a Logistics Plan that will be incorporated into the Project Procurement Plan.
Construction
An early construction strategy will be developed to meet the project schedule and to ensure that the engineering effort remains focused on providing the correct sequence of deliverables required for an effective construction start.
The key activities to be undertaken by KBR construction during the detail engineering phase include:
•	Provide constructability input into the design

•	Provide field need dates for engineering documentation

•	Provide required at site dates for process equipment and bulk materials

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•	Develop Construction, HSE, Quality and Project Controls execution plans

•	Develop a Level III construction schedule and Level IV for the 1st 90 days after mobilization

•	Provide construction input into the project Control Estimate

•	Complete and implement all pre-mobilization activities required to sustain an effective start of construction

•	Develop a temporary facility plan

•	Perform a labor and housing survey of the Columbus area

•	Develop site specific construction procedures

•	Prepare staffing and construction equipment plans
Key activities to be undertaken by KBR construction after mobilization and during the construction effort include:
•	Implement HSE programs and manage site performance

•	Provide site Quality Control functions and auditing for assurance

•	Execution of scopes of work including:
—	Site preparation

—	Piling

—	Undergrounds — Foundations — Steel erection

—	Equipment setting and alignments

—	Pipe, Electrical and Instrumentation installations

—	Final paint and insulation
•	Procure material shorts

•	Initiate and manage field subcontracts

•	Receipt and control of materials

•	Hiring of direct hire personnel

•	Construction cost, schedule and progress reporting

•	Finalization of Level IV schedule

•	Turnover of completed systems

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Table 1 to Exhibit A
Scope of Work Matrix
***

EXHIBIT B
Compensation
***

EXHIBIT C
Health, Safety, and Environment
KBR’s objective in HSE is to provide the required services to execute the project on an incident and injury free basis. All element of our HSE management system will be applicable to each and every project scope of work regardless of whether performed on a direct hire or subcontracted approach. From the onset of the project award, appropriate personnel will be engaged to develop project specific guidelines and requirements encompassing OSHA, KBR and KiOR procedures and best practices to assist the project in achieving the desired HSE results.
Following is an overview of KBR’s HSE commitment including a brief explanation of the programs that will be implemented on the KiOR FCU Project:
KBR’s MISSION / VISION is to ensure a safe, healthy and environmentally friendly work place for all KBR employees and those who work with KBR by continually “Shaping an Accident/Incident Free” work environment for our employees on all of our projects, thus reducing accidents, injuries, illnesses and environmental incidents toward our goal of Injury/Incident-Free. Our commitment is not just mandated by our HSE Policy and Business Code of Conduct — our project history shows that higher productivity is experienced on projects with better safety records.
QHSE Management System
KBR maintains an Integrated Management System (Quality, Health, Safety & Environmental). The procedures and policies within this system shall be applicable to the execution of the KiOR FCU Project in Columbus, Ms. Following is an overview of KBR’s QHSE Management System.
Our corporate management system hierarchical structure is as follows:

Our HSE management system parallels this structure beginning with our Tier 1 QHSE Policy. In a recent internal alignment of our company management structure, the function of Quality, Health, Safety and Environment have been placed under a VP of QHSE reporting to the Sr. VP of Administration who reports directly to KBR’s President and CEO.
At Tier 2 is our HSE Reference manual and our HSE group’s Best Practices Reference Manual derived from lessons learned from our long history of project execution.
At Tier 3 are the various HSE procedures, methods, guidelines and work process maps of each functional areas.
KBR’s vision is to “Transform Resources into Value” and our goal is to ensure a safe, healthy and environmentally friendly work place for all KBR employees and those who work with KBR by continually shaping and sustaining an accident and incident free work environment on all of our projects. Our commitment is not just mandated by our QHSE Policy and Business Code of Conduct — our project history shows that higher job satisfaction and productivity are experienced on projects with better safety records.
The President & Chief Executive Officer of KBR assumes ultimate responsibility for HSE at each operating center. Implementation of the H, S & E processes however is a line management responsibility; thus managing HSE is an integral part of every project. All supervision, including subcontractors and vendors involved in company operations, are expected to uphold and implement KBR’s HSE values and policies.
The corporate HSE documents are applied to each project and together with the project specific HSE Plan and Procedures they comprise the project’s HSE management system which is a part of the project’s Quality Management System.
KBR recently received its Global Integrated Certification in Quality, Safety and Environment, making KBR the only engineering, procurement and construction (EPC) company in the world to receive this certification. In addition, the certification was completed ahead of its original target date of 2008. Lloyd’s Register Quality Assurance (LRQA) awarded KBR Global Integrated Certification in ISO 9001:2000 for Quality, ISO 14001:2004 for Environment and OHSAS 18001:1999 for Occupational Health and Safety. Presented on the following page is a copy of the KBR OHSAS 18001:1999 certificate.
KBR demonstrated the implementation of common Management System processes across the world. This global effort included KBR offices in Houston, Edmonton, Monterrey, Singapore, Jakarta, Perth, Kuala Lumpur, Leatherhead, Baku, Cairo (EBIC Project) and Johannesburg.
This integrated certification provides confidence for our current and future clients that we maintain work processes and procedures that reflect current practices, and ensures that those work practices are integrated with those of internal and external customers and suppliers. ISO 9001, ISO 14001 & OHSAS 18001 Certification is often expected by clients for major projects in the EPC industry.

CERTIFICATE OF APPROVAL

This is to certify that the Occupational Health & Safety Management System of:

Kellogg Brown & Root, Inc. (KBR)
Houston, Texas, USA

has been approved by Lloyd's Register Quality Assurance
to the following Occupational Health & Safety Management System Standard:

OHSAS 18001:1999

The Occupational Health & Safety Management System is applicable to

Worldwide Project Development, Project Management, Process Design, Consultancy Services, Engineering, Procurement, Fabrication, Construction, Installation and Commissioning, Start-Up Services and Operation of Plants for both Upstream and Downstream Energy, Chemical, Petrochemical and Oil & Gas Industries.

This certificate is valid only in association with the certificate schedule bearing the same number on which the locations applicable to this approval are listed.

Approval
Certificate No: UQA 4000128

Original Approval:	February 7, 2005
Current Certificate:	January 2, 2007
Certificate Expiry:	February 7, 2008

Issued by: LRQA, Inc. Houston

This document is subject to the provision on the reverse
1401 Enclave Parkway, Suite 200, Houston, Texas 77077, USA
[illegible]

CERTIFICATE SCHEDULE

Kellogg Brown & Root, Inc. (KBR)

Locations	Activities
Houston, Texas, USA UQA 4000012/B1	Worldwide Project Development, Project Management, Process Design, Consultancy Services, Engineering, Procurement, Fabrication, Construction, Installation and Commissioning, Start-Up Services and Operation of Plants for both Upstream and Downstream Energy, Chemical, Petrochemical and Oil & Gas Industries

Locations:

KBR (Kellogg Brown & Root)
Leatherhead, UK
UQA 4000012/B2

KBR (Kellogg Brown & Root)
Baku, Azerbaijan
UQA 4000012/B3

Kellogg Brown & Root Engineers Pte. Ltd.
Singapore, Singapore
UQA 4000012/B4

Kellogg Brown & Root
Asia Pacific Pte. Ltd.
Singapore, Singapore
UQA 4000012/B5

PT KBR Engineers Indonesia
Jakarta, Indonesia
UQA 4000012/B6

PT KBR INDONESIA
Jakarta, Indonesia
UQA 4000012/B7

KBR Monterrey S.A. de C.V.
Monterrey, Mexico
UQA 4000012/B8

KBR E&C Australia Pty. Ltd., 256 St Georges Terrace, Perth, Western Australia 6000
UQA 4000012/B9

Kellogg Brown & Root International Inc.
Johannesburg, South Africa
UQA 4000012/B10

KELLOGG BROWN & ROOT (CANADA) CO.,
3300 76 Ave, Edmonton, Alberta
T6L 4S3 Canada
UQA 4000012/B11

Activities

Project Development, Project Management, Process Design, Consultancy Services, Engineering, Procurement, Fabrication, Construction, Installation and Commissioning, Start-Up Services and Operation of Plants for both Upstream and Downstream Energy, Chemical, Petrochemical and Oil & Gas Industries

Approval Certificate No: UQA 4000012/B	Original Approval:	February 7, 005
	Current Certificate:	January 2, 2007
	Certificate Expiry:	February 7, 2008

Page 1 of 1

Approval Certificate No. UQA 4000012
[illegible]
[illegible] Parkway, Suite 200, Houston, Texas [illegible] USA
[illegible]

The safety initiatives imbedded in our project HSE Plans to continually improve HSE performance, include:
•	S.A.F.E.(Shaping an Accident Free Environment)

•	Twelve Best Practices

•	Behavioural-Based Observation Processes

•	Safety and Health Training

•	HSE Meetings and Safety Awareness

•	Leading/Lagging Indicator Program

•	Cold Eyes Reviews

•	Peer Influence Training

•	Safety Comprehension Testing (Direct Hire Only)

•	Tap Root Analysis
Details of these programs are described below.
Shaping Accident Free Environments (SAFE)
The KBR safety process is built upon the principle that in order for individuals to be responsible for safety, they must be empowered to make decisions and must be provided the knowledge, skills, and information necessary to make those decisions. Once these tools are provided, employees take on responsibility for their actions in safety.
An incident/injury free environment is entirely achievable when genuine commitment, positive reinforcement, a well-communicated vision and most importantly an atmosphere where all employees actively care for each other is fostered.
KBR’s most valuable tool for being successful is our Shaping Accident Free Environments (SAFE) program. SAFE is a behaviour-based program. Proactive is the mode of action for identifying critical positive safety behaviours as well as potential risks and hazards — promoting, reinforcing and fostering the former; eliminating, protecting against and minimizing the latter. So that, thinking about the job first for a safe outcome happens naturally, no matter how routine or non-dangerous the task may seem. Coaching or being coached for safety is accepted without threat or personal affront. In such an environment, “incident/injury free” becomes the norm. It is the product of the culture and the value system, not of the push to reach “zero injuries”. It supports those other indicators such as employee satisfaction, high profitability, high quality and social responsibility. It makes it possible to realise the goal of having each employee return home daily as healthy, functional and productive as when they came to work. It also instils attitudes and practices that will cause their off-the-job environment to be as safe and healthful as the one at work.

Twelve Best Practices
This program has been created to provide projects with basic guidelines to assure implementation of the “Twelve Best Practices”. Best practices were developed to elevate the level of consistency and uniformity in the every day operation of business. The best practices help enrich the lives of those who perform the work. They also create an atmosphere where injuries to employees and hardships to their families need not exist. Best practices coincide with the philosophy of SAFE and strengthen the morale and attitudes of all employees. Best practices are considered natural ways of conducting business rather than just another program that must be implemented. They allow for more employees to be empowered in the safety process and to make critical decisions inherent to performing work without injury/incident. The following are the HSE Twelve Best Practices:
•	The project supervisor actively participates in the HSE leadership of the project/site.

•	Methods are established to identify positive HSE performance by employees and provide recognition for such performance.

•	Total Safety Task Instruction (TSTI) is carried out in an enthusiastic and uncompromising fashion.

•	Small tool training is provided for new hire helpers.

•	The project/site will actively engage in a body mechanics program.

•	Front line supervisor training is provided (prior to initial assignment).

•	A Safety and Quality Advisory Team is established.

•	Conduct periodic surveys to gather information concerning employee’s attitudes, morale, concerns, empowerment and dignity and respect.

•	Include subcontractors in the KBR new hire orientation and all other programs.

•	Monitor quality of life issues.

•	Implement behavior observation process.

•	Hold monthly project wide HSE meetings.
The Twelve Best Practices Program has been designed to include an audit process that identifies documents that must be used to assure the compliance of the practices. It also ensures the KBR vision and philosophy on HSE performance is being carried out throughout the life cycle of the project.
Behavioural-Based Observation Processes
To achieve an incident/injury free environment, the SAFE program utilizes both person-based and behavioural-based techniques. Each is both dynamic and interactive. Changes in one will eventually impact the other. KBR has three behavioural observation processes from which to choose.
•	Total Safety Task Observation (TSTO)

•	Safety Process Observation Tracker (SPOT)

•	Behavioural Safety Technology (BST)
Typically, for most of our projects we have used TSTO. The other processes are available if specific circumstances and factors dictate their use.
All TSTO observations must include immediate feedback from the observer with those observed. Conversations about proper feedback, teaching coaching skills to the observer and obtaining permission from those that will be observed are critical before starting the process.
This has been a very effective tool to determine why employees make the decisions they do while performing work tasks. Sharing information among all of the observation teams and management has helped significantly reduce the number of unsafe conditions and unsafe acts performed by employees, thereby decreasing the number of injuries/incidents.
Safety and Health Training
In addition to craft and supervisory training, KBR practices continuing training in safety. The training ensures all employees have the necessary safety skills to perform their work assignments without injury to themselves or others working near by. The training system and tools permit assessments to be made to determine what training each employee will need. In addition, they have a validation feature to ensure employee understanding of the training material.
Records of all courses taken by each KBR employee, as well as all other employees being managed by KBR (we do not input and track these employees on the KBR system), are kept on the training network system. This system, which is accessible through our network worldwide, has the capability to create reports that flag when an employee’s safety training as well as other work- related training is out-of-date.
The system is auditable to meet standards of practice such as represented by ISO 9002. The system has proven to be excellent in meeting the requirements of documenting safety and other training records of ISO 9000,9001,9002 and OSHA 1910.119 and other OSHA and International government requirements.

HSE Meetings and Safety Awareness
Tool box safety meetings for craft level employees are held weekly at site. Monthly meetings are usually held for foremen and other supervisory personnel. Subject matter consists of reinforcement of proactive behaviour and practices, job related safety concerns and review of new or updated policies/procedures.
To maintain safety awareness, KBR uses various communication means, including
•	Special project award presentations

•	Project newsletters

•	Division bulletins

•	Safety signs and billboards throughout the project site

•	Gang box safety meetings

•	Safety awareness sessions at every daily coordination meeting

•	Total Safety Task Instruction (TSTI) Program

•	Individual safety recognition
Leading/Lagging Indicator Program
This program is designed to identify and manage leading indicators which will allow KBR to approach safety proactively by using data to rectify areas which may potentially become a problem.
KBR will use these measurements to identify areas of risk and take proactive corrective actions that will maximize the safety performance on projects.
Six Leading Indicators have been selected to be tracked. They are as follows:
•	Supervisor Effectiveness

•	Training

•	Supervisor to Crew ration

•	Actual progress vs. Schedule

•	First Aid / Near Miss severity

•	Employee perception surveys
Cold Eyes Reviews
This process is used to help projects identify areas for improvement in HSE. Typically, a small group of 3 professionals that have no association with the project will conduct an assessment of the project HSE program and provide feedback to the project management team of positives as well as areas where improvement can be made to improve HSE performance.
Peer influence Training
This program is designed to provide front-line supervisors with an examination of our peer-to-peer relationships and understand how we can use them to influence one another towards positive HSE behaviors and performance. The objectives of the program are:

•	Introduce the fundamentals principles of Peer Influence

•	Understand the power of peer relationships in the HSE process

•	Understand the elements of influence and how to use them

•	Develop a commitment to use the techniques learned in order to positively influence peers towards HSE excellence
Safety Comprehension Testing (Direct hire only)
This program provides a way to ensure that all employees working in safety-sensitive locations can comprehend safety signs, tags, literature, and both written and oral instructions. The safety comprehension test is part of KBR’s accident prevention program.
KBR requires that all prospective and incumbent employees pass a safety comprehension test if they are, or may be, assigned to a location or project covered by the U. S. Occupational Safety and Health Administration (OSHA) Process Safety Management (PSM) Standard. Applicants and former employees who have not taken the test must pass it before assignment to a PSM covered project. Employees who have not passed the test may not be transferred or reassigned to a PSM covered project until they have passed it. Applicants and employees not passing the test are not eligible to retake it for 30 days.
Tap Root Analysis
This analysis tool is used in a proactive way to identify any deficiencies KBR may have with processes and programs. The analysis tool is also effective in identifying concerns resulting from audits, observations and inspections.
Should there be an incident this analysis tool is capable of identifying true root causes and define corrective actions that will eliminate future like events. Due to the comprehensiveness of the tool, it is usually applied to significant incidents.

EXHIBIT D
Contract Schedule
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EXHIBIT E
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